Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 14, 2011, is among ADA-ES, Inc., a Colorado corporation (the “Company”), Advanced Emissions Solutions, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“HoldingCo”), and ADA Merger Corp., a Colorado corporation and a direct, wholly owned subsidiary of HoldingCo (“MergerCo”).

RECITALS

WHEREAS, as of the date hereof, the authorized capital stock of the Company consists of (i) 50,000,000 shares of common stock, no par value per share (“Company Common Stock”), of which approximately 7,604,502 shares are issued and outstanding, approximately 438,081 shares are reserved for issuance under the Company’s Plans (as defined below) and upon exercise of outstanding Company Awards (as hereinafter defined) and 122 shares are held in treasury, and (ii) 50,000,000 shares of preferred stock, no par value per share (“Company Preferred Stock”), of which none is outstanding;

WHEREAS, as of the date hereof, the authorized capital stock of HoldingCo consists of (i) 50,000,000 shares of common stock, par value $0.001 per share (“HoldingCo Common Stock”), of which one share is issued and outstanding and no shares are held in treasury, and (ii) 25,000,000 shares of preferred stock, par value $0.001 per share (“HoldingCo Preferred Stock”), of which none is outstanding;

WHEREAS, as of the date hereof, all of the issued and outstanding common stock of MergerCo (“MergerCo Common Stock”) is held by HoldingCo;

WHEREAS, HoldingCo and MergerCo are newly formed entities organized for the purpose of participating in the transactions herein contemplated;

WHEREAS, the Board of Directors of each of the Company, HoldingCo and MergerCo have unanimously determined that it is advisable and in the best interests of their respective securityholders to reorganize to create a new holding company structure by merging the Company with MergerCo with the Company being the surviving entity (sometimes hereinafter referred to as the “Surviving Company”), and converting each outstanding share of Company Common Stock into one share of HoldingCo Common Stock, all in accordance with the terms of this Agreement;

WHEREAS, the Board of Directors of the Company has unanimously determined that it is advisable and in the best interests of its shareholders to reorganize the Company’s operations, such that the public company owned by its shareholders is incorporated in the State of Delaware and, accordingly, HoldingCo has been incorporated in the State of Delaware;

WHEREAS, the Boards of Directors of each of HoldingCo, the Company and MergerCo and the sole shareholder of MergerCo have adopted or approved this Agreement and the merger of the Company with MergerCo upon the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, the Boards of Directors of each of the Company and MergerCo have declared advisable this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement, and the Boards of Directors of each of the Company and MergerCo have unanimously determined to recommend to their respective shareholders the approval of this Agreement and the Merger, subject to the terms and conditions hereof and in accordance with the provisions of the Colorado Business Corporation Act (the “CBCA”); and

WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a)(1)(A) and (a)(2)(E) of the Code, as well as a transaction to which Section 351(a) of the Code applies.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, HoldingCo and MergerCo hereby agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. In accordance with Section 7-111-101 of the CBCA, and subject to and upon the terms and conditions of this Agreement, the Company shall, at the Effective Time (as defined below), be merged with MergerCo, the separate corporate existence of MergerCo shall cease and the Company shall continue as the Surviving Company. At the Effective Time, the effect of the Merger shall be as provided in Sections 7-90-204 and 7-111-106(1) of the CBCA.

1.2 Effective Time. The Merger shall become effective upon the filing of a Certificate of Merger with the Secretary of the State of the State of Colorado or a later date specified therein (the “Effective Time”). It is currently anticipated by the parties that the Effective Time will be on or about June 1, 2011.

1.3 Organizational Documents of the Surviving Company.

1.3.1 From and after the Effective Time, the amended and restated articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the articles of incorporation of the Surviving Company until thereafter amended as provided therein or by applicable law.

1.3.2 From and after the Effective Time, the second amended and restated bylaws of the Company, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the bylaws of the Surviving Company (the “Surviving Company Bylaws”) until thereafter amended as provided therein or by applicable law.

1.4 Directors. The directors of MergerCo immediately prior to the Effective Time shall be the initial directors of the Surviving Company and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Company Bylaws or as otherwise provided by law.

1.5 Officers. The officers of MergerCo immediately prior to the Effective Time shall be the initial officers of the Surviving Company and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Company Bylaws or as otherwise provided by law.

1.6 Directors and Officers of HoldingCo. Prior to the Effective Time, the Company in its capacity as the sole stockholder of HoldingCo, agrees to take or cause to be taken all such actions as are necessary to cause those persons serving as the directors and executive officers of the Company immediately prior to the Effective Time to be elected or appointed as the directors and executive officers of HoldingCo, each such person to have the same office(s) with HoldingCo (and the same committee memberships in the case of directors) as he or she held with the Company, with the directors serving until the earlier of the next meeting of the HoldingCo stockholders at which an election of directors of such class is held and until their successors are elected or appointed (or their earlier death, disability or retirement).

1.7 Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of the CBCA. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of MergerCo or the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of each of MergerCo and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of MergerCo and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

1.8 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of HoldingCo, MergerCo, the Company or the holder of any of the following securities:

1.8.1 Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares held in treasury, which shall be automatically cancelled and retired without the payment of any consideration therefor) shall be converted into one duly issued, fully paid and nonassessable share of HoldingCo Common Stock (the “Merger Consideration”).

1.8.2 The MergerCo common stock held by HoldingCo will automatically be converted into, and thereafter represent, 100% of the common stock of the Surviving Company.

1.8.3 Each share of HoldingCo Common Stock owned by the Company immediately prior to the Merger shall automatically be cancelled and retired and shall cease to exist.

1.8.4 From and after the Effective Time, holders of certificates formerly evidencing Company Common Stock shall cease to have any rights as shareholders of the Company, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 1.9 herein.

1.8.5 In accordance with Section 7-113-102 of the CBCA, no appraisal rights shall be available to holders of Company Common Stock in connection with the Merger.

1.9 No Surrender of Certificates; Direct Registration of HoldingCo Common Stock. At the Effective Time, each outstanding share of Company Common Stock (other than any shares of Company Common Stock to be cancelled in accordance with Section 1.8) shall automatically represent the same number of shares of HoldingCo Common Stock without any further act or deed by the shareholders of the Company and record of such ownership shall be kept in uncertificated, book entry form by HoldingCo’s transfer agent. Until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced Company Common Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of HoldingCo Common Stock.

1.10 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by law. On or after the Effective Time, any certificates presented to the exchange agent or HoldingCo for any reason shall solely represent the right to receive the Merger Consideration issuable in respect of the shares of Company Common Stock formerly represented by such certificates without any interest thereon.

1.11 Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Code, as well as a transaction to which Section 351(a) of the Code applies.

1.12 Successor Issuer. It is the intent of the parties hereto that HoldingCo be deemed a “successor issuer” of the Company in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended, and Rule 414 under the Securities Act of 1933, as amended. At or after the Effective Time, HoldingCo shall file (i) an appropriate report on Form 8-K describing the Merger and (ii) appropriate pre-effective and/or post-effective amendments, as applicable, to any Registration Statements of the Company on Forms S-3 and S-8.

ARTICLE 2

ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER

2.1 Assumption of Company Awards. At the Effective Time, all unexercised and unexpired options to purchase Company Common Stock (“Company Options”) or shares of restricted stock (collectively with Company Options, “Company Awards”) then outstanding under any of the Company’s 2003 Stock Option Plan, 2003 Stock Compensation Plan #1, 2003 Stock Compensation Plan #2, 2004 Executive Stock Option Plan, 2004 Stock Compensation Plan #2, 2004 Directors Stock Compensation Plan #1, 2005 Directors’ Compensation Plan, Amended and Restated 2007 Equity Incentive Plan, as amended, 2010 Non-Management Compensation and Incentive Plan or the other rights to acquire Company Common Stock under the ADA-ES, Inc. 401(k) Profit Sharing Retirement Plan (collectively, the “Company Plans”), whether or not then exercisable, will be assumed by HoldingCo. Each Company Award so assumed by HoldingCo under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Company Plan and any agreements thereunder immediately prior to the Effective Time (including, without limitation, the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby) and per share exercise price), except that each Company Award will be exercisable (or will become exercisable in accordance with its terms) for, or shall be denominated with reference to, that number of shares of HoldingCo Common Stock equal to the number of shares of Company Common Stock that were subject to such Company Award immediately prior to the Effective Time. The conversion of any Company Options that are “incentive stock options” within the meaning of Section 422 of the Code, into options to purchase HoldingCo Common Stock shall be made in a manner consistent with Section 424(a) of the Code so as not to constitute a “modification” of such Company Options within the meaning of Section 424 of the Code.

2.2 Assignment and Assumption of Agreements. Effective as of the Effective Time, the Company hereby assigns to HoldingCo, and HoldingCo hereby assumes and agrees to perform, all obligations of the Company pursuant to the Company Plans, each stock option agreement and restricted stock agreement entered into pursuant to the Company Plans, and each outstanding Company Award granted thereunder.

2.3 Reservation of Shares. On or prior to the Effective Time, HoldingCo will reserve sufficient shares of HoldingCo Common Stock to provide for the issuance of HoldingCo Common Stock upon exercise of the Company Awards outstanding under the Company Plans.

2.4 Registration Statement; Proxy/Prospectus.

2.4.1 As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement in preliminary form relating to the Shareholders’ Meeting (as hereinafter defined) (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and HoldingCo shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement” and the prospectus contained in the Registration Statement together with the Proxy Statement, the “Proxy/Prospectus”), in which the Proxy Statement shall be included, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the shares of HoldingCo Common Stock to be issued to the shareholders of the Company as the Merger Consideration. Each of HoldingCo and the Company shall use its reasonable best efforts to cause the Registration Statement to become effective and the Proxy Statement to be cleared by the SEC as promptly as practicable, and, prior to the effective date of Registration Statement, HoldingCo shall take all actions reasonably required under any applicable federal securities laws or state blue sky laws in connection with the issuance of shares of HoldingCo Common Stock pursuant to the Merger. As promptly as reasonably practicable after the Registration Statement shall have become effective and the Proxy Statement shall have been cleared by the SEC, the Company shall mail or cause to be mailed or otherwise make available in accordance with the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Proxy/Prospectus to its shareholders; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing or otherwise making available to the Company’s shareholders the Proxy/Prospectus in light of the date set for the Shareholders’ Meeting.

2.5 Meeting of Company Shareholders; Board Recommendation.

2.5.1 Meeting of Company Shareholders. The Company shall take all action necessary in accordance with the CBCA and its amended and restated articles of incorporation and second amended and restated bylaws to call, hold and convene a meeting of its shareholders to consider the adoption of this Agreement (the “Shareholders’ Meeting”) to be held no less than 10 nor more than 60 days following the distribution of the definitive Proxy/Prospectus to its shareholders. The Company will use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger. The Company may adjourn or postpone the Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy/Prospectus is provided to its shareholders in advance of any vote on this Agreement and the Merger or, if as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy/Prospectus) there are insufficient shares of Company Common Stock voting in favor of the approval of this Agreement and the Merger or represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Shareholders’ Meeting.

2.6 Section 16 Matters. Prior to the Effective Time, the Board of Directors of the Company or an appropriate committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3 promulgated under the Exchange Act) shall adopt a resolution consistent with the interpretive guidance of the SEC so that the receipt by any officer or director of the Company who is a covered person for purposes of Section 16(a) of the Exchange Act of shares of HoldingCo Common Stock in exchange for shares of Company Common Stock or Company Options pursuant to this Agreement and the Merger is intended to be an exempt transaction pursuant to Section 16b-3 of the Exchange Act. Prior to the Effective Time, the Board of Directors of HoldingCo or an appropriate committee of non-employee directors (as such term is defined for purposes of Rule 16b-3 promulgated under the Exchange Act) shall adopt a resolution consistent with the interpretive guidance of the SEC so that the receipt by any officer or director of the Company or HoldingCo who is a covered person for purposes of Section 16(a) of the Exchange Act of shares of HoldingCo Common Stock or options in exchange for shares of Company Common Stock or Company Options pursuant to this Agreement and the Merger is intended to be an exempt transaction for purposes of Section 16b-3 of the Exchange Act.

ARTICLE 3

CONDITIONS OF MERGER

3.1 Conditions Precedent. The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment or waiver by the parties hereto at or prior to the Effective Time of each of the following conditions:

3.1.1 The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or, to the knowledge of HoldingCo or the Company, threatened by the SEC and not concluded or withdrawn. No similar proceeding with respect to the Proxy Statement shall have been initiated or, to the knowledge of HoldingCo or the Company, threatened by the SEC and not concluded or withdrawn.

3.1.2 This Agreement and the Merger shall have been approved by the requisite vote of the shareholders of the Company in accordance with the CBCA.

3.1.3 The HoldingCo Common Stock to be issued pursuant to the Merger shall have been approved for listing by The NASDAQ Capital Market (“NASDAQ”).

3.1.4 No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

3.1.5 The Boards of Directors of the Company and HoldingCo shall have received a legal opinion of Sparkman + Foote LLP in form and substance reasonably satisfactory to them indicating that holders of Company Common Stock will not recognize gain or loss for United States federal income tax purposes as a result of the transactions contemplated by this Agreement.

ARTICLE 4

COVENANTS

4.1 Listing of HoldingCo Common Stock. HoldingCo will use its reasonable best efforts to obtain, at or before the Effective Time, confirmation of listing on the NASDAQ of the HoldingCo Common Stock issuable pursuant to the Merger.

4.2 The Plans. The Company and HoldingCo will take or cause to be taken all actions necessary or desirable in order to implement the assumption by HoldingCo pursuant to Section 2.2 of the Company Plans, each stock option agreement or restricted stock agreement entered into pursuant thereto, and each Company Award granted thereunder, all to the extent deemed appropriate by the Company and HoldingCo and permitted under applicable law.

4.3 Insurance. HoldingCo shall procure insurance or cause the execution, amendment or endorsement of the insurance policies of the Company such that, upon consummation of the Merger, HoldingCo shall have insurance coverage that is substantially identical to the insurance coverage held by the Company immediately prior to the Merger.

ARTICLE 5

TERMINATION AND AMENDMENT

5.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company if such Board of Directors should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of the Company or its shareholders. In the event of such termination and abandonment, this Agreement shall become void and none of the Company, HoldingCo or MergerCo or their respective securityholders, directors or officers shall have any liability with respect to such termination and abandonment.

5.2 Amendment. At any time prior to the Effective Time, this Agreement may, to the extent permitted by the CBCA, be supplemented, amended or modified by the mutual consent of the parties to this Agreement.

ARTICLE 6

MISCELLANEOUS PROVISIONS

6.1 Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Colorado.

6.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

6.3 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

6.4 Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

6.5 No Third-Party Beneficiaries. Nothing contained in this Agreement is intended by the parties hereto to expand the rights and remedies of any person or entity not party hereto against any party hereto as compared to the rights and remedies which such person or entity would have had against any party hereto had the parties hereto not consummated the transactions contemplated hereby.

6.6 Tax Matters. Each of the Company and HoldingCo will comply with the recordkeeping and information reporting requirements of the Code that are imposed as a result of the transactions contemplated hereby, and will provide information reporting statements to holders of Company Common Stock at the time and in the manner prescribed by the Code and applicable Treasury Regulations.

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IN WITNESS WHEREOF, the Company, HoldingCo and MergerCo have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ADA-ES, INC.

By:	/s/ Mark H. McKinnies
Mark H. McKinnies Senior Vice President and Chief Financial Officer

ADVANCED EMISSIONS SOLUTIONS, INC.

By:	/s/ Mark H. McKinnies
Mark H. McKinnies Senior Vice President, Chief Financial Officer, Secretary and Treasurer

ADA MERGER CORP.

By:	/s/ Mark H. McKinnies
Mark H. McKinnies Senior Vice President and Chief Financial Officer